                                                                                                                                         EXHIBIT 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED

CREDIT AGREEMENT

This Second Amendment to Amended and Restated Credit Agreement (the "Second Amendment") is dated as of October 23, 2006 and is made by and among BLAIR CORPORATION, a Delaware corporation (the "Borrower"), the Guarantors now or hereafter party thereto, the LENDERS under the Credit Agreement (as hereafter defined) and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders under the Credit Agreement (hereinafter referred to in such capacity as the "Agent").

RECITALS:

WHEREAS, the Borrower, the Guarantors, the Lenders and the Agent entered into that certain Amended and Restated Credit Agreement dated as of December 20, 2001, as amended and restated through July 15, 2005 and as further amended by that First Amendment thereto dated as of September 19, 2005 (as amended to date, the "Credit Agreement");

WHEREAS, the parties to the Credit Agreement desire to further amend the Credit Agreement as set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings given to them under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties hereto agree as follows:

1.	Amendments to the Credit Agreement.
A.	New Definitions.

The following new definitions shall be inserted in alphabetical order in Section 1.1 of the Credit Agreement:

"Book Value of Qualifying Fixed Assets shall mean the net book value of Qualifying Fixed Assets as of the most recently ended fiscal quarter.

Borrowing Base shall mean at any time the sum of (i) 45% of Qualified Inventory, and (ii) the lesser of (A) $10,000,000 or (B) 50% of the Book Value of Qualifying Fixed Assets. Notwithstanding anything to the contrary herein, upon thirty (30) days prior written notice from the Agent to the Borrower, the Required Lenders may, in their reasonable discretion based on customary or industry standards, at any time hereafter, increase or decrease the advance percentage for Qualified Inventory or the Book Value of Qualifying Fixed Assets, or increase the level of any reserves or ineligibles, or define or maintain such other reserves or ineligibles, as the Required Lenders may deem necessary or appropriate. Any such change shall become effective immediately upon written notice from the Agent to the Borrower for the purpose of calculating the Borrowing Base hereunder.

Borrowing Base Implementation Period shall mean the period from and after the Second Amendment Effective Date through the date after March 31, 2007 upon which two consecutive quarterly Compliance Certificates (which may include the Compliance Certificate delivered for the period ending March 31, 2007) are delivered pursuant to Section 8.3.4 [Certificate of Borrower] each of which evidences compliance with the Fixed Charge Coverage Ratio.

Inventory shall mean and include all of the Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in the Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

Qualified Inventory shall mean any Inventory which the Agent in its sole discretion determines to have met all of the minimum requirements set forth on Schedule 1.1(Q).

Qualifying Fixed Assets shall mean equipment and fixtures, subject to the following conditions

(i)	the Loan Parties own such equipment;

(ii)          such property is located on the owned or leased premises of the Loan Parties; and

(iii)        the Agent has a Prior Security Interest in such property, free and clear of any Liens except for Permitted Liens.

Second Amendment Effective Date shall mean September 30, 2006."

B. Existing Definitions.

The following existing definition in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

"EBITDA for any period of determination shall mean (i) the sum of net income, depreciation, amortization, interest expense and income tax expense, plus (ii) non-recurring, non-cash charges to net income, minus (iii) non-recurring, noncash credits to net income, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP; provided further that for any determination of EBITDA on or after the World Financial Sale, (1) EBITDA shall be adjusted to exclude from its calculation one time fees, expenses and charges to net income resulting from the World Financial Sale and the Tender Offer, (2) EBITDA shall be adjusted to exclude from its calculation any one time gain or loss from the World Financial Sale and the Tender Offer and (3) without duplication of items (1) and

(2) above, EBITDA may be further adjusted by an add back thereto of actual severance as recorded in accordance with GAAP prior to December 31, 2007 relating to the severance of employees, provided that the total amount of such expenses added back does not exceed $6,000,000 during any consecutive four quarter period."

C.	Revolving Credit Commitment.

Section 2.1.1 [Revolving Credit Commitment] of the Credit Agreement is hereby amended and restated to read as follows:

"2.1.1	Revolving Credit Commitment.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date provided that after giving effect to such Revolving Credit Loan the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender's Revolving Credit Commitment minus such Lender's Ratable Share of the Letters of Credit Outstanding and provided further that during the Borrowing Base Implementation Period, the aggregate amount of Revolving Credit Loans of all of the Lenders shall not exceed the lesser of (i) the Borrowing Base minus the Letters of Credit Outstanding and (ii) the aggregate Revolving Credit Commitment of all Lenders minus the aggregate amount of Letters of Credit Outstanding. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1."

D.	Borrowing Base.

A new Section 2.11 [Borrowing Base Exceeded] is hereby inserted into the Credit Agreement immediately after Section 2.10 to read as follows:

"2.11	Borrowing Base Exceeded.

Whenever the outstanding principal balance of Revolving Facility Usage exceeds the Borrowing Base, the Borrower shall make, within one (1) Business Day after the Borrower learns of such excess and whether or not the Agent has given notice to such effect, a mandatory prepayment of principal equal to the excess of the Revolving Facility Usage over the Borrowing Base, together with accrued interest on such principal amount."

E.	Minimum EBITDA (Section 8.2.14).

Section 8.2.14 [Minimum EBITDA] is hereby amended and restated to read as set forth below.

"8.2.14	Minimum EBITDA.

The Loan Parties shall not permit their EBITDA for the fiscal quarter ended December 31, 2006 to be less than the amount set forth on Schedule I hereto."

F.	Minimum Fixed Charge Coverage Ratio (Section 7.2.16).

Section 8.2.16 [Minimum Fixed Charge Coverage Ratio] is hereby amended and restated to read as set forth below.

"8.2.16	Minimum Fixed Charge Coverage Ratio.

Commencing with the fiscal quarter ending March 31, 2007 and continuing each fiscal quarter thereafter, the Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each said fiscal quarter for the four (4) fiscal quarters then ended, to be less than the minimum ratio specified below during the period specified below:

Period	Minimum Ratio
March 31, 2007	1.25 to 1.0
June 30, 2007 and thereafter	1.40 to 1.0"

G. Borrowing Base Certificate.

A new Section 8.3.10 is hereby inserted into the Credit Agreement immediately following Section 8.3.9 to read as follows:

"8.3.10	Monthly Borrowing Base Certificates, Schedules of Accounts, Inventory and Payables.

As soon as available but in any event by the fifteenth (15th) Business Day of each fiscal month of the Borrower, a Borrowing Base Certificate as of the last day of the immediately preceding fiscal month in the form of Exhibit 8.3.10 hereto appropriately completed, executed and delivered by an Authorized Officer.

H.	Other Schedules and Exhibits

The following additional schedule and exhibits are hereby added to the Credit Agreement in the form attached to this Second Amendment:

Schedules

SCHEDULE 1.1(Q)	QUALIFIED INVENTORY

Exhibits

EXHIBIT 8.3.10	-	BORROWING BASE CERTIFICATE

The following exhibit to the Credit Agreement is hereby amended and restated to read as set forth in the form attached to this Second Amendment:

EXHIBIT 8.3.4	-	QUARTERLY COMPLIANCE CERTIFICATE

2. Representations and Warranties.

A.           Warranties Under the Credit Agreement. The representations and warranties of the Loan Parties contained in the Credit Agreement, after giving effect to the amendments herein contained, are true and correct on and as of the date hereof with the same force and effect as though made by the Loan Parties on such date, except to the extent that any such representation or warranty expressly relates solely to a previous date. The Loan Parties are in compliance with all terms, conditions, provisions, and covenants contained in the Credit Agreement, after giving effect to the amendments thereto on the date hereof.

B.           Power and Authority; Validity and Binding Effect; No Conflict. Each Loan Party has full power to enter into, execute, deliver and carry out this Second Amendment, and such actions have been duly authorized by all necessary proceedings on its part. This Second Amendment has been duly and validly executed and delivered by each of the Loan Parties. This Second Amendment constitutes the legal, valid and binding obligation of each of the Loan Parties which is enforceable against such Loan Party in accordance with its terms. Neither the execution and delivery of this Second Amendment, nor the consummation of the transactions herein contemplated will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of any organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or other obligation to which any Loan Party or any of its Subsidiaries is a party or by which any Loan Party or any of its Subsidiaries is bound, or result in the creation or enforcement of any Lien upon any property of any Loan Party or any of its Subsidiaries other than as set forth herein.

C.           Consents and Approvals; No Event of Default. No consent, approval, exemption, order or authorization of any Person other than the parties hereto is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Second Amendment. No event has occurred and is continuing and no condition exists or will exist after giving effect to this Second Amendment which constitutes an Event of Default or Potential Default.

3.	Conditions to Effectiveness.

This Second Amendment shall be effective as of September 30, 2006; provided that each of the following conditions have been satisfied as of the date above first written:

A.	Execution.

The Loan Parties, the Required Lenders and the Agent shall have executed this Second Amendment.

B.	Fixed Charge Coverage Ratio. The Borrower shall have demonstrated to the satisfaction of the Agent that the Borrower's Fixed Charge Coverage Ratio calculated as of the Second Amendment Effective Date for the four fiscal quarters then ended is not less than 1.0 to 1.0. The Loan Parties hereby agree that failure to satisfactorily demonstrate such ratio shall make this Second Amendment ineffective and shall constitute an Event of Default under the Credit Agreement.

C.

Fees and Expenses. The Borrower shall have paid to the Agent for the account of each of the Lenders a fee in the amount of .15% times such Lender's Commitment and all other fees and expenses due and payable, including reasonable fees of the Agent's counsel.

4.

Covenant Relating to Inventory Appraisal. At the request of the Agent in its sole discretion, the Borrower shall deliver to the Agent and the Lenders an appraisal of the inventory of the Borrower within thirty (30) days after the request by the Agent and such appraisal shall be satisfactory to the Agent and the Lenders.

5.	References to Credit Agreement, Loan Documents.

Any reference to the Credit Agreement or other Loan Documents in any document, instrument, or agreement shall hereafter mean and include the Credit Agreement or such Loan Document, including such schedules and exhibits, as amended hereby. In the event of irreconcilable inconsistency between the terms or provisions of this Second Amendment and the terms or provisions of the Credit Agreement or such Loan Document, including such schedules and exhibits, the terms and provisions of this Second Amendment shall control.

6.	Force and Effect.

Each Loan Party a signatory hereto reconfirms, restates, and ratifies the Credit Agreement, and all other documents executed in connection therewith except to the extent any such documents are expressly modified by this Second Amendment and each Loan Party confirms that all such documents have remained in full force and effect since the date of their execution.

7.	Governing Law.

This Second Amendment shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

8.	Counterparts.

This Second Amendment may be signed manually or by facsimile in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOWS]

[SIGNATURE PAGE 1 OF 2 TO SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

The undersigned have executed this Second Amendment as of the day and year first above written.

BORROWER:

BLAIR CORPORATION

By:	/S/ ADELMO LOPEZ
Title:	Senior Vice President - CFO/COO

GUARANTORS:

BLAIR HOLDINGS, INC.

By:	/S/ MICHAEL DELPRINCE
Title:	President

BLAIR PAYROLL, LLC

By:	/S/ MICHAEL DELPRINCE
Title:	Secretary / Treasurer

BLAIR INTERNATIONAL HOLDINGS, INC.

By:	/S/ MICHAEL DELPRINCE
Title:	Treasurer

BLAIR CREDIT SERVICES CORPORATION

By:	/S/ ROGER ALLEN
Title:	Treasurer

[SIGNATURE PAGE 2 OF 2 TO SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

LENDERS:

PNC BANK, NATIONAL ASSOCIATION, individually and as Agent

By:	/S/ BENJAMIN DITSON
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/S/ SCOTT THICK
Title:	First Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/S/ DOUGLAS SMITH
Title:	Vice President

FIFTH THIRD BANK

By:	/S/ JAMES JANOVSKY
Title:	Vice President